EXHIBIT 1

                                OPTION AGREEMENT








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                                OPTION AGREEMENT

   AGREEMENT, dated June 8, 1999, between Steven Mandell, having an address at P.O. Box 85, New Vernon, New Jersey 07976, ("Seller") and Jack Futterman, residing at 16315 Vintage Oaks Lane, Delray Beach, Florida 33484 ("Purchaser").

   WHEREAS, the Seller is presently the Chief Executive Officer of Party City Corporation, a Delaware corporation (the "Company"), and is the beneficial owner of 2,457,500 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and the record owner of at least 1,000,000 of such shares; and

   WHEREAS, the Purchaser is becoming the Chief Executive Officer of the Company on the date hereof; and

   WHEREAS, the Seller wishes to grant to Purchaser an option to purchase certain of his shares of Common Stock on the terms set forth herein, as an inducement for Purchaser to take on the responsibility of Chief Executive Officer of the Company; and

   WHEREAS, Seller's inducement to grant this option is that by virtue of Purchaser's new position as Chief Executive Officer, the value of Sellers's shares that are not subject to the option may increase in value.

   NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

    I.   OPTION.

         1.01. GRANT OF THE OPTION; TERM. Subject to the terms of this Agreement, in reliance on the representations, warranties and agreements of the Purchaser contained herein, the Seller hereby grants to the Purchaser an option to purchase, in whole or in part, 1,000,000 shares of Common Stock at any time during the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, at the exercise price per share of $3.00 (the "Purchase Price"). The option shall be evidenced by one or more option certificates substantially in the form attached hereto as Exhibit A (the "Option").

         1.02. EXERCISE OF THE OPTION AND PURCHASE OF THE SHARES. The Option shall be exercised upon receipt by the Seller of a duly executed and completed facsimile of the form for such purpose attached hereto as Exhibit A, accompanied by a bank or certified check issued by any domestic office of a bank organized under the laws of the United States of America or any state thereof, which has net assets of not less than $100 million, in the amount of the Purchase Price for the number of shares being purchased in accordance with the terms set forth below. Notwithstanding the foregoing the

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Option may not be exercised at any time for less than 100,000  Option Shares (as hereinafter defined and as the same may be adjusted under Section 1.04 hereof), and the Option shall not be exercised more than six times over the course of the five-year term, unless the same shall be waived in writing by Seller.

         1.03. DELIVERY BY THE SELLER OF THE OPTION SHARES. As promptly as practicable after any exercise of the Option, the Seller shall do all things necessary or appropriate and execute and deliver all documents and instruments necessary or appropriate, including without limitation, duly executed stock powers, to cause certificate(s) registered in the name of the Purchaser to be delivered to Purchaser, or his permitted transferees, for the shares of Common Stock so purchased.

         1.04. ADJUSTMENT. The price and number of shares subject to the Option shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares or similar change in the Company's shares. Upon the subdivision or combination of the outstanding shares of Common Stock or the issuance of a stock dividend, payable in shares, to holders of Common Stock, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which is equal to the number of issued and outstanding shares of Common Stock immediately prior to such subdivision, combination or stock dividend, and the denominator of which is equal to the number of issued and outstanding shares of Common Stock immediately following such subdivision, combination or stock dividend. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, or if there is a recapitalization, stock split, stock dividend, combination of shares or similar change in the Company's shares, the Purchaser shall at the time of issuance of the stock under such corporate event be entitled to receive, upon the exercise of his Option, the same number and kind of shares of stock or the same amount of property, cash or securities as the Purchaser would have been entitled to receive upon the occurrence of any such corporate event as if the Purchaser had been, immediately prior to such event, the holder of the number of shares covered by his Option so exercised.

         1.05. PLEDGE OF SHARES. The Option evidenced hereby shall be secured by Seller's pledge of 1,000,000 shares of Common Stock to Purchaser, upon the terms and subject to the conditions contained in a Stock Pledge Agreement (the "Stock Pledge Agreement") mutually agreed to by the parties. As and when the option is exercised, the Option Shares, deliverable upon such exercise shall be released from the pledge.

    II.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser hereby represents and warrants to the Seller as follows:

         2.01. AUTHORITY. The Purchaser has the power and authority to enter into and perform his obligations under this Agreement and the Option and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser.


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         2.02.  VALID AND BINDING  OBLIGATIONS.  This  Agreement  and the Option
constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except that the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         2.03. INVESTMENT INTENT. The Purchaser represents, warrants and agrees that he is acquiring the Option and upon the exercise of the Option, he will acquire the shares of common stock issued pursuant thereto (the "Option Shares") for his own account and not with a view to the sale or distribution thereof other than in accordance with the Securities Act of 1933, as amended, (the "Securities Act") or pursuant to this Agreement and that there will be placed on the certificate or certificates representing the Option, and/or the Option Shares or any certificates delivered in substitution for any of the foregoing, a legend stating in substance:

         "This option and the securities issuable upon exercise of this option are restricted securities, as defined in Rule 144 promulgated under the Securities Act of 1933, as amended, and have not been registered under such Act. Accordingly, in the absence of such registration, these securities may only be sold or transferred pursuant to that rule or under another exemption from registration under said Act."

         2.04. NO VIOLATION. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not violate or conflict with the terms, conditions or provisions of any agreement or obligation or any order, arbitration award, judgment or decree or (to the knowledge of Purchaser) any law, rule or regulation to which the Purchaser is subject, or by which his assets may be bound, which would prohibit the Purchaser from consummating the transactions contemplated hereby.

         2.05. NO CONSENTS. No approval, consent, order, authorization of or exemption by any governmental authority or any person not a party to this Agreement is required by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

         2.06. NO BROKERS OR FINDERS. The Purchaser has not engaged or agreed to pay any commission, fee or like remuneration to any finder, broker or agent in connection with this Agreement, or the performance by the parties of any of their obligations under this Agreement which could result in any obligation of the Seller or the Company.

         2.07. NO RELIANCE ON SELLER. Purchaser represents and warrants that he has made his own independent evaluation of the Company before entering into this Agreement and has not and is not relying on any representations or warranties made by the Seller relating to the Company. In no event shall Purchaser be entitled to assert any claim against Seller, except for any breach by Seller of any of his express representations and warranties contained in this Agreement.


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    III. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

    The Seller hereby represents and warrants to the Purchaser as follows:

         3.01. AUTHORITY OF THE SELLER. The Seller has the power and authority to enter into and perform his obligations under this Agreement and the Option and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller.

         3.02. OPTION VALID AND BINDING OBLIGATIONS. This Agreement and the Option constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except that the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.03. OPTION SHARES. The Option Shares owned by the Seller are fully paid and non-assessable to the Seller, and are free and clear of any lien, encumbrance or claim whatsoever, other than those created in favor of Purchaser pursuant to the Stock Pledge Agreement. There is no outstanding agreement, option, warrant or right to purchase or otherwise acquire by or from the Seller any shares or securities of the Company or any calls thereon or commitments relating thereto.

         3.04. NO VIOLATION. The execution and delivery of this Agreement and the Option by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby will not violate the terms, conditions or provisions of any agreement or obligation or any order, arbitration award, judgment or decree or (to the knowledge of the Seller) any law, rule or regulation to which the Seller is subject, or by which any of his assets may be bound, which would prohibit the Seller from consummating the transactions contemplated hereby and thereby.

         3.05. NO CONSENTS. No approval, consent, order, authorization of or exemption by any governmental authority or any person not a party to this Agreement or the Option is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or the Option by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby except for filings required under Federal securities laws or state securities or "blue sky" laws which have been made or which, according to such applicable law, may be made following the date hereof and which the Seller has committed to make within the prescribed time period.

         3.06. SOLVENCY. As of the date hereof and after giving effect to the transactions contemplated by this Agreement and the Seller is able to pay his debts as they become due and the value of the Seller's assets valued at fair market value exceeds his liabilities excluding any contingent liabilities on account of pending shareholder suits, copies of which have been supplied to Seller.

         3.07. NO BROKERS OR FINDERS. The Seller has not engaged or agreed to pay any commission, fee or like remuneration to any finder, broker or agent in connection with this Agreement or the


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Option or the performance by the parties of any of their  obligations under this
Agreement or the Option which could result in any obligation of the Purchaser.

         3.08. SELLER'S CONSIDERATION. The Seller acknowledges that he has made the business decision to enter into this Option for the consideration set forth in the recitals.

    IV.  COVENANTS OF THE PARTIES.

         4.01. RESTRICTIONS ON TRANSFERABILITY.

               (a) The Purchaser covenants and agrees that so long as the Purchaser is the record or beneficial owner of the Option, any Option Shares or any other securities of the Company which are entitled to vote or which are convertible into securities of the Company which are entitled to vote ("Voting Securities") (collectively the Option, upon exercise, the Option Shares and Voting Securities are referred to as the "Securities"), the Purchaser shall not, directly or indirectly (by operation of law or otherwise) sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien upon, encumber, give or otherwise dispose of any of such Securities (a "Transfer") except:

                    (i) Purchaser's Transfer of all or a portion of the Securities following Purchaser's death by will or intestacy to Purchaser's legal representative, heir or legatee;

                    (ii) Purchaser's Transfer of any or all of the Securities owned by Purchaser as a gift or gifts during Purchaser's lifetime to Purchaser's spouse, children (including stepchildren), grandchildren or a trust or other legal entity for the benefit of Purchaser or any of the foregoing;

                    (iii) sales of Securities pursuant to a distribution to the public, registered under the Securities Act;

                    (iv) sales of Securities pursuant to Rule 144 of the General Rules and Regulations under the Securities Act;

                    (v) sales of any Securities to the Company or the Seller or to any person, corporation, entity or group designated by the Seller;

                    (vi) sales of Securities pursuant to a private placement in accordance with the provisions of Regulation D under the Securities Act in which each of the proposed purchasers agrees in advance in writing to be bound by the provisions of this Agreement as if such person were the Purchaser; or

                    (vii) sales of Securities pursuant to an exemption from registration under the Securities Act.


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    The Purchaser shall notify the Seller, for his records,  of all Transfers of all or a portion of the Option as and when the Transfers are effected. Promptly upon Purchaser's written request, Seller shall execute one or more option certificates in the name of one or more of Purchaser's permitted transferees, in such amounts as shall be requested by Purchaser (so long as in the aggregate all of the Option Shares represented by all outstanding option certificates plus all shares purchased upon exercise of option certificates do not exceed 1,000,000 Option Shares, as the same may be adjusted under the terms of this Agreement).

         4.02. TRANSFEREE'S RIGHTS. Any transferee of any of Purchaser's rights in the Option or this Agreement shall be deemed to have agreed to be bound by and be subject to all of the provisions of this Agreement (including but not limited to Section 2.07).

    V.   INDEMNITY.

         5.01. INDEMNIFICATION BY SELLER. Seller shall indemnify Purchaser, his successors and assigns and permitted transferees and hold Purchaser and the foregoing named persons harmless from any charges, claims, damages, settlements, costs, judgments, decrees, expenses (including reasonable counsel fees and expenses), penalties and liabilities of any kind or nature whatsoever which may be sustained or suffered by or secured against Purchaser and/or any of the foregoing named persons, arising out of or as a result of any breach by Seller of any of his covenants, agreements, representations or warranties under any of the provisions of this Agreement.

         5.02. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Seller, his successors and assigns, and hold Seller and the foregoing named persons harmless from any charges, claims, damages, settlements, costs, judgments, decrees, expenses (including reasonable counsel fees and expenses), penalties and liabilities of any kind or nature whatsoever which may be sustained or suffered by or secured against Seller and/or any of the foregoing named persons, arising out of or as a result of any breach by Purchaser of any of his covenants, agreements, representations or warranties under any of the provisions of this Agreement.

    VI.  MISCELLANEOUS.

         6.01. ASSIGNMENT. This Agreement and the Option granted hereby is assignable, in whole or in part, by the Purchaser to the permitted transferees only to the extent permitted in Section 4.01(a).

         6.02. PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against the respective heirs, devisees, legal representatives, successors, permitted assigns and other permitted transferees of the parties hereto, including without limitation, the Stock Pledge Agreement.

         6.03. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by the Seller and Purchaser in this Agreement shall survive the exercise of the Option.


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         6.04. FURTHER  ASSURANCES.  The parties hereto will execute and deliver any and all documents and will take any and all actions in addition to those provided for herein that may be appropriate or necessary to effectuate the provisions of this Agreement, whether at or after the Closing.

         6.05. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other agreements delivered simultaneously herewith, including, without limitation, the Stock Pledge Agreement, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         6.06. HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery, if by personal delivery, or on the next day if delivered by overnight mail by a nationally recognized courier service, or on the third business day after mailing if sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

   to the Seller:

         Steven Mandell
         P.O. Box 85
         New Vernon, New Jersey 07976

   With a copy to

         Dewey Ballantine LLP
         1301 Avenue of the Americas
         New York, NY  10019
         Attention:  Stuart Hirshfield, Esq.

   If to the Purchaser:

         Jack Futterman
         16315 Vintage Oaks Lane
         Delray Beach, FL  33484


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   With a copy to

   Prior to 7/4/99                         After 7/4/99
   -------------------------------------   -------------------------------------
   Wolf, Block, Schorr & Solis-Cohen LLP   Wolf, Block, Schorr & Solis-Cohen LLP
   12th Floor, Packard Building            1650 Arch Street
   Philadelphia, PA 19102                  Philadelphia, PA 19103
   Attention:  Matthew H. Kamens, Esq.     Attention:  Matthew H. Kamens, Esq


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         6.08. ARBITRATION. Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, including without limitation, the Stock Pledge Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration to be held in Essex County in New Jersey in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunction or other relief in such dispute or controversy and may, if requested by either of the parties, determine which or both of the parties shall bear the costs of the arbitration (other than the costs of each party's legal fees which costs shall be borne by the party incurring same) and, if both parties shall bear the costs, then the allocation of such costs between them. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the United States District Court for the District of New Jersey for this purpose. In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Paragraph 6.07.

         6.09. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

         6.10.  GOVERNING  LAW.  This  Agreement   shall  be  and  construed  in
accordance with the laws of the State of New York.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto through duly authorized officers on the day and year first above written.


                                             /S/ Steven Mandell
                                            --------------------
                                            STEVEN MANDELL


                                             /S/ Jack Futterman
                                            --------------------
                                            JACK FUTTERMAN


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                                    EXHIBITS
                                    --------

Exhibit A:    Option Certificate








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                                   SCHEDULE A
                                   ----------

List of share certificates to be pledged:

1.    Certificate No. ____ evidencing 500,000 shares

2.    Certificate No. ____ evidencing 100,000 shares

3.    Certificate No. ____ evidencing 100,000 shares

4.    Certificate No. ____ evidencing 100,000 shares

5.    Certificate No. ____ evidencing 100,000 shares

6.    Certificate No. ____ evidencing 100,000 shares




                                       10
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                                    EXHIBIT A

THE SECURITIES REPRESENTED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THESE OPTIONS ARE RESTRICTED SECURITIES, AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND HAVE NOT BEEN REGISTERED UNDER SUCH ACT. ACCORDINGLY, IN THE ABSENCE OF SUCH REGISTRATION, THESE SECURITIES MAY ONLY BE SOLD OR TRANSFERRED PURSUANT TO THAT RULE OR UNDER ANOTHER EXEMPTION FROM REGISTRATION UNDER SAID ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY UPON COMPLIANCE WITH THE TERMS AND PROVISIONS OF THAT CERTAIN OPTION AGREEMENT DATED JUNE 8, 1999, BY AND BETWEEN STEVEN MANDELL AND JACK FUTTERMAN, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF PARTY CITY CORPORATION.


                               OPTION CERTIFICATE

                        1,000,000 SHARES OF COMMON STOCK

   STEVEN MANDELL, having an address at P.O. Box 85, New Vernon, New Jersey 07976, hereby certifies that, for value received, Jack Futterman, with a residence at 16315 Vintage Oaks Lane, Delray Beach, Florida 33484, and/or any of his permitted transferees (the "Option Holder"), is entitled, subject to the terms of this Option Certificate, to purchase from Steven Mandell, in whole or in part, at any time during the five-year period commencing on the date hereof (the "Commencement Date") and ending on the fifth anniversary from the Commencement Date, 1,000,000 shares of the common stock, par value $.01 per share (the "Common Stock") of Party City Corporation (the "Company"), at a purchase price per share equal to $3.00 per share (the "Purchase Price"). The number of shares of Common Stock that may be purchased upon the exercise of the Option (the "Option Shares") and payment of the Purchase Price, as set forth in the preceding sentence, are subject to adjustment as provided in this Option Certificate.

   1. EXERCISE OF OPTION. This Option Certificate may be exercised at any time or from time to time, in whole or in part, during the period commencing on the Commencement Date and ending at 5:00 p.m. on the fifth anniversary of the Commencement Date by delivery of this Option Certificate to Steven Mandell at the address listed above (or such other address as Steven Mandell may designate in writing to the Option Holder in accordance with Section 8), together with an Exercise Form in the form attached hereto and payment in an amount equal to the Purchase Price multiplied by the number of shares being acquired (the "Aggregate Purchase Price"). Notwithstanding the foregoing, the Option Holder may not exercise the Option evidenced hereby at any time for less than 100,000 Option Shares (as the same may be adjusted under the terms of Section 4 hereof) and the Option Holder, together with any and all other Option Holders, may not exercise the Option evidenced by this Option Certificate and by any other Option Certificate issued pursuant to the Option Agreement dated June


                                       11
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



8, 1999, between Steven Mandell and Jack Futterman, in the aggregate, more than six (6) times over the course of the five-year term, unless the same shall be waived in writing by Steven Mandell. Payment shall be made by delivery to Steven Mandell of a certified check or bank check issued by any domestic office of a bank organized under the laws of the United States of America or any state thereof, which has net assets of not less than $100 million, payable to the order of Steven Mandell in an amount equal to the Aggregate Purchase Price. As promptly as practicable after any exercise of the Option evidenced by this Option Certificate, Steven Mandell shall do all things necessary or appropriate and execute and deliver all documents and instruments necessary or appropriate, including without limitation, stock powers duly executed, to cause a certificate or certificates registered in the name of the Option Holder for the shares of Common Stock so purchased to be delivered to the Option Holder. If the Option Holder exercises the Option to purchase fewer than all the Option Shares subject to this Option Certificate, Steven Mandell shall, on the date of delivery of the certificate representing the Option Shares so purchased, deliver to the Option Holder a new Option Certificate evidencing an option to purchase the number of Option Shares resulting from the subtraction of the number of Option Shares purchased from the number of Option Shares evidenced by this Option Certificate immediately prior to the exercise.

   2. FRACTIONAL SHARES AND OPTIONS. The Option Holder may not exercise the option to purchase a fraction of an Option Share, but may purchase only an integral number of Option Shares. If, at the time of exercise of the Options evidenced by this Option Certificate, a fractional share of the Common Stock would be deliverable to the Option Holder, Steven Mandell, at his option, may pay the Option Holder an amount equal to the current market price of the Common Stock on the date of exercise multiplied by the same fraction.

   3. TRANSFERABILITY. By acceptance of this Option, (a) the Option Holder confirms his representations and agreements set forth in the Option Agreement of even date herewith between Steven Mandell and the Option Holder relating to the Option Holder's investment intent and restrictions on transferability of the Options and the Option Shares and (b) any transferee of this Option agrees to be subject to the Option Agreement as if he or it were the Purchaser thereunder.

   4. ADJUSTMENT IN NUMBER OF SHARES AND PURCHASE PRICE. If the total number of outstanding shares of Common Stock of the Company is hereafter changed by reason of any stock dividend, stock split, combination, subdivision or recapitalization, an appropriate adjustment will be made in the number of shares that can be purchased hereunder and the exercise price. Upon the subdivision or combination of the outstanding shares of Common Stock or the issuance of a stock dividend, payable in shares, to holders of Common Stock, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which is equal to the number of issued and outstanding shares of Common Stock immediately prior to such subdivision, combination or stock dividend, and the denominator of which is equal to the number of issued and outstanding shares of Common Stock immediately following such subdivision, combination or stock dividend. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, or if there is a recapitalization, stock split, stock dividend, combination of shares or similar change in the Company's shares, the Purchaser shall at the time of issuance of the stock under such corporate event be entitled to receive, upon the exercise of his or her Option, the same number and kind of shares of


                                       12
                                                                 (Page 19 of 44)
stock or the same amount of property, cash or securities as the Purchaser would have been entitled to receive upon the occurrence of any such corporate event as if the Optionee had been, immediately prior to such event, the holder of the number of shares covered by his or her Option so exercised.

   5. NO RIGHTS AS STOCKHOLDER. The Option Holder, by virtue of holding the Option evidenced by this Option Certificate, shall not be entitled to vote or receive dividends or be deemed to be or be entitled to any rights of a stockholder of the Company and the Option Holder shall have no rights other than those specifically set forth herein.

   6. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION. This Option Certificate contains, or otherwise makes reference to, a complete statement of all the arrangements with respect to the Options evidenced by this Option Certificate and cannot be changed or terminated orally.

   7. NOTICE. All notices and other communications relating to the Options shall be in writing and shall be deemed to have been duly given when delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         (a)      if to the Option Holder, then to

                           Jack Futterman
                           16315 Vintage Oaks Lane
                           Delray Beach, FL  33484

         (b)      if to Steven Mandell, to:

                           Steven Mandell
                           P.O. Box 85
                           New Vernon, New Jersey 07976

or to such other address as the party to whom notice is to be given shall have previously furnished the other party in writing in the manner set forth above.

   8. GOVERNING LAW. The Options evidenced by this Option Certificate shall be governed by and construed in accordance with the laws of the State of New York.

   9. HEADINGS. The headings in this Option Certificate are solely for convenience of reference and shall not affect the meaning or interpretation of this Option Certificate.


Dated:  June 8, 1999


                                             /s/ Steven Mandell
                                            ------------------------------------
                                            STEVEN MANDELL


                                       13
                                                                 (Page 20 of 44)

                                  EXERCISE FORM
                                  -------------

          (To be executed by the Option Holder to exercise the Option evidenced by the attached Option Certificate)






Mr. Steven Mandell
P.O. Box 85
New Vernon, New Jersey  07976

Dear Mr.  Mandell:

   The undersigned, pursuant to and in accordance with the terms and conditions of the option certificate (the "Option Certificate") issued by you, on ____________________, hereby irrevocably exercises his option evidenced by the Option Certificate, and requests that a certificate for ____ shares of Party City Corporation Common Stock, par value $____ per share ("Common Stock"), issuable upon the exercise of the option be issued in the name of the undersigned and delivered to the undersigned at the address stated below.

   Pursuant to Section 1 of the Option Certificate and in complete satisfaction of the Aggregate Purchase Price for the shares of Common Stock specified herein issuable upon the exercise of the option, the undersigned is delivering to you herewith, a certified or bank cashier's check payable to your order in the amount of $__________.

The undersigned agrees that the undersigned shall not offer, sell, transfer or otherwise dispose of any shares of Common Stock issuable upon the exercise of the option evidenced by the Option Certificate except in accordance with the terms of that certain Option Agreement dated as of June 8, 1999, by and between Jack Futterman and Steven Mandell.

Dated:

                                                     By:________________________

                                                     Registered Holder

                                                     Address:




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                                                                 (Page 21 of 44)